October 2, 2013

Dear shareholder:

We apologize for the numerous attempts to contact you but your attention to this matter is requested. We are pleased to inform you that nearly all proposals were approved by shareholders. One proposal remains for consideration: Proposal 2R seeks to convert the Fund’s investment objective from fundamental to non-fundamental. The Investment Company Act does not require that a fund’s investment objective be fundamental, and, in fact, there are many funds that have non-fundamental investment objectives.

This proposal seeks to allow the Fund’s Portfolio Manager and Board the flexibility to change the Fund’s Investment Objective without the need for a lengthy and costly proxy. A Fund may be disadvantaged at some point if long-term changes in the market are such that the Fund would be overly constrained by its objective. Your Fund’s Portfolio Manager and Board are best positioned to evaluate and recommend any such change. Each Fund’s objective has been recently modernized, and as such we do not currently expect additional changes, but we recognize the need to make such a change can emerge as our environment and market evolve over time. Any change to the objective would be communicated in advance to shareholders. Please carefully consider the importance of this proposal.

The Board of Trustees/Directors of your Oppenheimer Fund(s) is requesting that shareholders vote in favor of this proposal at the next Special Meeting of Shareholders scheduled for October 25, 2013.

please take a moment now to cast your vote

Information regarding the Special Meeting and this proposal can be found in the proxy statement. For assistance in voting your shares please call (800) 331-5963.

PROXY VOTING OPTIONS

1.	MAIL your signed and voted proxy back in the postage paid envelope provided

2.	ONLINE the website indicated on the enclosed proxy card

3.	By PHONE with a live operator when you call toll-free 1-800-331-5963 Monday through Friday 9a.m. to 10 p.m. Eastern Time

October 2, 2013

Dear shareholder:

We apologize for the numerous attempts to contact you but your attention to this matter is requested. We are pleased to inform you that nearly all proposals were approved by shareholders. One proposal remains for consideration: Proposal 2R seeks to convert the Fund’s investment objective from fundamental to non-fundamental. The Investment Company Act does not require that a fund’s investment objective be fundamental, and, in fact, there are many funds that have non-fundamental investment objectives.

This proposal seeks to allow the Fund’s Portfolio Manager and Board the flexibility to change the Fund’s Investment Objective without the need for a lengthy and costly proxy. A Fund may be disadvantaged at some point if long-term changes in the market are such that the Fund would be overly constrained by its objective. Your Fund’s Portfolio Manager and Board are best positioned to evaluate and recommend any such change. Each Fund’s objective has been recently modernized, and as such we do not currently expect additional changes, but we recognize the need to make such a change can emerge as our environment and market evolve over time. Any change to the objective would be communicated in advance to shareholders. Please carefully consider the importance of this proposal.

The Board of Trustees/Directors of your Oppenheimer Fund(s) is requesting that shareholders vote in favor of this proposal at the next Special Meeting of Shareholders scheduled for October 25, 2013.

please take a moment now to cast your vote

Information regarding the Special Meeting and this proposal can be found in the proxy statement. For questions regarding the proposal please call (800) 331-5963 Ext 7958.

PROXY VOTING OPTIONS

1.	MAIL your signed and voted proxy back in the postage paid envelope provided

2.	ONLINE the website indicated on the enclosed proxy card

3.	By PHONE with a live operator when you call toll-free 1-800-331-5963 Monday through Friday 9a.m. to 10 p.m. Eastern Time